Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-276253) and Form S-8 (File No. 333-278648) of Quipt Home Medical Corp. (the Company) of our report dated December 15, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/BDO USA, P.C.

Cincinnati, Ohio

December 15, 2025